PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number: 3004	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

5,680,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Merrill Lynch Frontier Index Total Return in USD

due July 3, 2013

(the “Notes”)

$10 original public offering price per unit

The Index:

•

The Merrill Lynch Frontier Index Total Return in USD (Bloomberg Symbol: MLEIFONT) (the “Index”) is intended to track the performance of a market segment that is referred to as the “Frontier Markets”, which includes the most liquid stocks from those markets that can be traded by non-resident institutional investors. For purposes of the Index, a “Frontier Market” is a country with a developing economy and an undeveloped equity market, currently comprising 17 countries across Africa, Asia, Europe and the Middle East. An Index committee will identify companies from the Frontier Markets that meet certain minimum criteria related to market capitalization, liquidity and foreign ownership rules for inclusion in the Index. The composition of the Index is reviewed and subject to rebalancing semi-annually. The Index is calculated on a total return basis in United States dollars. The Index was launched on February 27, 2008 with a base value set to 100 as of February 21, 2008.

The Notes:

•

The Notes are designed for investors who are seeking exposure to the Index, who anticipate that the level of the Index will increase from the starting value to the ending value sufficiently in excess of approximately 8.88% (the sum of the index adjustment factor and sales charge as described in this pricing supplement), who are willing to forego interest payments on the Notes and who are willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes.

•

There will be no payments on the Notes prior to the maturity date unless some or all of the Notes are exchanged at your option for a cash payment during a specified period in the month of June of 2009, 2010, 2011 or 2012 as described in this pricing supplement.

•	There is no principal protection on these Notes and therefore you will not receive a minimum amount at maturity or upon exchange.

•	The Notes will be issued with a minimum investment of $10,000 and $10.00 integral multiples in excess thereof.

•	The Notes will not be listed on any securities exchange.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C.” The Notes will have the CUSIP No. 59022Y519.

•	The pricing date for the notes was June 26, 2008.

•	The settlement date for the notes will be July 3, 2008.

•	The maturity date for the notes will be July 3, 2013.

Payment on the maturity date or upon exchange:

•

The amount you receive on the maturity date or upon exchange will be based primarily on the direction of and percentage change in the level of the Index. For each $10.00 unit, you will receive $9.90 multiplied by the percentage change in the Index from the starting value to the ending value determined shortly before the maturity date or, if exchanged, the percentage change in the Index from the starting value to the exchange price determined shortly before the exchange date.

•	The level of the Index will be reduced by an index adjustment factor which accrues at a rate of 1.50% per annum on the daily closing levels of the Index from the starting value to the ending value.

•

The level of the Index must increase by approximately 8.88% (the sum of (i) approximately 1.01% and (ii) the application of the index adjustment factor discussed above) from the starting value of the Index to the ending value of the Index in order for you to receive at least the $10.00 original public offering price per unit on the maturity date. If the level of the Index has declined or has not increased sufficiently, you will receive less, and possibly significantly less, than the $10.00 original public offering price per unit.

•

You may also elect to exchange all or a portion of your Notes during a specified period in the month of June of 2009, 2010, 2011 and 2012 by giving notice in the manner described in this pricing supplement. Upon exchange, you will receive a cash payment per unit equal to a redemption amount, calculated as if the exchange date were the stated maturity date, except that the ending value will be equal to the exchange price, calculated as described in this pricing supplement.

Frontier Market Considerations:

•

In addition to typical risks associated with equity market investing, Frontier Market investments can be exposed to additional risks such as high volatility, low transparency and low liquidity as well as other potential risks affecting Frontier Markets, as more fully described in this pricing supplement. As a result, investors in the Notes should have a long-term investment horizon and a high risk tolerance.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section of this pricing supplement beginning on page PS-8 and on page S-3 in the accompanying MTN prospectus supplement.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate, First Republic Securities Company, LLC, is acting in its capacity as a principal.

	Per unit		Total
Public offering price	$10.00		$56,800,000
Underwriting fee	$.15		$852,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.90	(1)	$56,232,000

(1)	$.05 per unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is July 2, 2008.

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.

Pricing Supplement

Page

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-8
DESCRIPTION OF THE NOTES	PS-12
THE INDEX	PS-17
UNITED STATES FEDERAL INCOME TAXATION	PS-24
ERISA CONSIDERATIONS	PS-27
USE OF PROCEEDS AND HEDGING	PS-28
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-28
EXPERTS	PS-28
INDEX OF CERTAIN DEFINED TERMS	PS-30

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)
Page

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)
Page

MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus
Page

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Strategic Return Notes® Linked to the Merrill Lynch Frontier Index Total Return in USD due July 3, 2013 (the “Notes”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the Merrill Lynch Frontier Index Total Return in USD (the “Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, including high volatility, low transparency and low liquidity, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on July 3, 2013, unless some or all of the Notes are previously exchanged by you as described in this pricing supplement.

We will not make any payments on the Notes until the maturity date or upon exchange.

Each unit will represent a single Note with a $10.00 original public offering price and the minimum investment of the Notes is $10,000. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risks associated with investing in Frontier Markets, including high volatility, low transparency and low liquidity, and the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

Who publishes the Index and what does the Index measure?

The Index is calculated according to the methodology devised by Merrill Lynch International (the “Index Sponsor”) and is intended to track the performance of a market segment that is referred to as the “Frontier Markets”, which includes stocks of companies from Europe, the Middle East, Africa and Asia, and tracks the prices of the largest and most liquid stocks from those markets that can be traded by non-resident institutional investors. For the purposes of the Index, a “Frontier Market” is a country with a developing economy and an undeveloped equity market, and currently the Index comprises 17 Frontier Markets. Stocks included in the Index (each an “Index Security” and together the “Index Securities”) must meet certain minimum criteria related to market capitalization, liquidity and foreign ownership rules and must be permitted to be traded by foreign institutional investors. The composition of the Index will be reviewed twice a year in each February and August by the Index Committee (as defined in the section entitled “The Index”) and will be rebalanced according to the methodology described in the section entitled “The Index”. The Index Sponsor will calculate the Index and report the closing value of the Index each day on Bloomberg page MLEIFONT <Index>.

The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in any of the Index Securities.

How has the Index performed historically?

The inception date of the Index was February 27, 2008, with a base value set to 100 as of February 21, 2008. Accordingly, there is no actual historical data on the Index prior to February 27, 2008 We have, however, included a table and a graph showing the hypothetical historical month-end closing levels of the Index from January 2003 through January 2008, and the actual month-end closing levels for February and March 2008. The hypothetical historical information is based on the historical levels of the Index Securities comprising the Index as of February 27, 2008, historical dividends on these Index Securities and an Index level of 100 as of February 21, 2008. These hypothetical historical closing levels have been calculated according to the calculation methodology for the Index. It does not necessarily reflect the performance of the Index if the Index had actually been calculated during the relevant period. For further details on the calculation methodology and the calculation of these hypothetical historical levels, please refer to the sections entitled “The Index—Calculation and

Rebalancing the Index” and “The Index—Hypothetical Historical Data on the Index” in this pricing supplement.

We have provided this actual and hypothetical historical information to help you evaluate the hypothetical performance of the Index in various economic environments; however, this information is not necessarily indicative of how the Index will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, if you have not previously exchanged your Notes, you will receive per $10.00 principal amount per Note a cash payment in United States dollars equal to the Redemption Amount. The Redemption Amount per unit will depend on the direction of and the percentage change in the level of the Index and will equal:

$9.90 ×	(	Ending Value	)
Starting Value

The quotient of the Ending Value and the Starting Value (each as defined below) will be multiplied by $9.90, analogous to paying a sales charge of 1.00% per Note. As a result, the level of the Index must increase by approximately 8.88% (the sum of (i) approximately 1.01% to cover the sales charge and (ii) the application of the Index Adjustment Factor (as described below)) from the Starting Value to the Ending Value in order for you to receive a Redemption Amount equal to or greater than the $10.00 original public offering price per unit. If the Ending Value does not exceed the Starting Value by at least approximately 8.88%, you will receive less, and possibly significantly less, than the $10.00 original public offering price per unit.

Due to the liquidity and other trading characteristics of Index Securities, the Starting Value of the Index was determined based on a ten-day average of the closing levels of the Index immediately prior to the settlement date. As a result, the actual Starting Value was not determined until after the Pricing Date.

The “Starting Value” equals 95.41, the arithmetic average of the closing levels of the Index on the Calculation Days (as defined herein) during the Initial Determination Period. The “Initial Determination Period” was the ten scheduled Index Calculation Days immediately preceding the settlement date. The Pricing Date was June 26, 2008, the third scheduled Index Calculation Day immediately preceding the settlement date. As more fully described in the section entitled “Description of the Notes— Payment on the Maturity Date”, we may calculate the Starting Value by reference to the closing level of the Index on fewer than ten Index Calculation Days if there is a disruption in the trading of one or more Index Securities or certain futures or options contracts relating to one or more Index Securities during the Initial Determination Period.

For purposes of determining the Redemption Amount at maturity, the “Ending Value” means the arithmetic average of the closing levels of the Index, as reduced by the Index Adjustment Factor described below, on ten Calculation Days shortly before the maturity date of the Notes as more fully described in the section entitled “Description of the Notes—Payment on the Maturity Date”. We may calculate the Ending Value by reference to fewer than ten Index Calculation Day’s closing levels if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of one or more Index Securities or certain futures or options contracts relating to one or more Index Securities.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

Will I receive interest payments on the Notes?

No. You will not receive any interest payments on the Notes, but you will instead receive the Exchange Amount (as defined below) per unit if you choose to exercise your exchange option or the Redemption Amount per unit on the maturity date. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in a potential increase in the level of the Index between the Starting Value and the Ending Value or the Exchange Price (as defined herein), as applicable.

How does the exchange feature work?

You may elect to exchange all or a portion of your Notes during a specified period in the month of June of 2009, 2010, 2011 and 2012 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this pricing supplement. Upon exchange, you will receive a cash payment per unit (the “Exchange Amount”) equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the Exchange Price (calculated as described herein). The Exchange Amount will be paid three Banking Business Days (as defined herein) following the Exchange Date (as defined herein). If you elect to exchange your Notes, you will receive only the Exchange Amount on the Exchange Date for the Notes exchanged and you will not receive the Redemption Amount on the maturity date for such Notes. The Exchange Amount you receive may be greater than or less than the Redemption Amount on the maturity date depending upon the performance of the Index during the period from the Exchange Date to the maturity date.

For more specific information about the exchange feature, please see the section entitled “Description of the Notes—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

What are the costs associated with an investment in the Notes?

Your return will reflect the deduction of the following costs from the Starting Value to the Ending Value:

Index Adjustment Factor. The level of the Index will be reduced by 1.50% per annum on the daily closing levels of the Index, from and including the final scheduled Index Calculation Day of the Initial Determination Period to and including the final day of the Calculation Period. The Index Adjustment Factor will be applied and accrued daily on the basis of a 360-day year. As a result of this Index Adjustment Factor, even if there has been no change in the level of the Index, the Ending Value used to calculate the Redemption Amount at maturity will be approximately 7.23% less than the level of the Index had the Index Adjustment Factor not been applied. Similarly, as a result of the Index Adjustment Factor, the Exchange Price used to calculate the Exchange Amount upon exchange will also be less than the level of the Index had the Index Adjustment Factor not been applied.

Sales Charge. Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90 in order to determine the Redemption Amount or Exchange Amount, the level of the Index, as reduced by the Index Adjustment Factor, must increase by approximately 1.01% or more from the Starting Value to the Ending Value (or Exchange Price, as applicable) for you to receive an amount equal to or greater than the $10.00 original offering price per unit. This is analogous to paying a sales charge of 1.00% per unit of the Notes.

Examples:

Set forth below are three examples of Redemption Amount calculations at maturity, each rounded to two decimal places. Calculations are based on the Starting Value of 95.41 (the average of the closing levels of the Index during the Initial Determination Period from and including June 11, 2008 to and including July 2, 2008). The hypothetical Ending Values below include the Index Adjustment Factor which is applied and accrued daily on the level of the Index. The level of the Index is assumed to increase or decrease linearly, on a daily basis, from the Starting Value to the Ending Value of the Notes.

Example 1—The Index, before the application of the Index Adjustment Factor, has decreased 40% below the Starting Value. As a result, the hypothetical Ending Value is 44.34% below the Starting Value:

Starting Value: 95.41
Hypothetical Ending Value: 53.11
Redemption Amount (per unit) = $9.90 ×	(53.11)	= $5.51
95.41
Total Payment at maturity (per unit) = $5.51

Example 2—The Index, before the application of the Index Adjustment Factor, has increased 1.01% above the Starting Value. As a result, the hypothetical Ending Value is 6.29% below the Starting Value:

Starting Value: 95.41
Hypothetical Ending Value: 89.41
Redemption Amount (per unit) = $9.90 ×	(89.41)	= $9.28
95.41
Total Payment at maturity (per unit) = $9.28

Example 3—The Index, before the application of the Index Adjustment Factor, has increased 8.88% above the Starting Value. As a result, the hypothetical Ending Value is 1.01% above the Starting Value:

Starting Value: 95.41
Hypothetical Ending Value: 96.37
Redemption Amount (per unit) = $9.90 ×	(96.37)	= $10.00
95.41
Total Payment at maturity (per unit) = $10.00

Example 4—The Index, before the application of the Index Adjustment Factor, has increased 40% above the Starting Value. As a result, the hypothetical Ending Value is 29.88% above the Starting Value:

Starting Value: 95.41
Hypothetical Ending Value: 123.92
Redemption Amount (per unit) = $9.90 ×	(123.92)	= $12.86
95.41
Total Payment at maturity (per unit) = $12.86

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled

“United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a securities exchange?

No. The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to the maturity or exchange date.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing, hedging and distributing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price is expected to be influenced by many factors, such as interest rates and the current level of the Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10.00 original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10.00 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors. You should review the section entitled “Risk Factors—In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date” in this pricing supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also serve as our calculation agent for purposes of determining, among other things, the Starting Value, the Ending Value and the Exchange Price, and calculating the Redemption Amount and Exchange Amounts.

Under certain circumstances, the duties of MLPF&S could result in conflicts of interest between MLPF&S, as our subsidiary, and its responsibilities as calculation agent. See “Risk Factors—Potential conflicts of interest could arise”.

What is the role of Merrill Lynch International?

Merrill Lynch International (“MLI” or the “Index Sponsor”), our affiliate and the Index Sponsor, will be the index calculator of the Index.

Under certain circumstances, the duties of MLI could result in conflicts of interest between MLI, as our subsidiary, and its responsibilities as Index Sponsor. See “Risk Factors—Potential conflicts of interest could arise”.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss, even if the level of the Index does not change or increases moderately

We will not repay you a fixed amount of principal on the Notes on the maturity date or upon exchange. The payment on the Notes you receive will depend primarily on the change in the level of the Index. Because the level of the Index is subject to market fluctuations, the payment on the Notes you receive may be more or less than the $10.00 original public offering price per unit of the Notes. If the level of the Index has not changed, the 1.50% per annum Index Adjustment Factor, applied and accrued daily, will result in a decrease of approximately 7.23% in the level of the Index from the Starting Value to the Ending Value. In addition, because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90 (analogous to paying a sales charge of approximately 1.00% per $10.00 principal amount per Note), the level of the Index, after taking into account the Index Adjustment Factor, will need to increase by at least approximately 1.01% from the Starting Value to the Ending Value in order for you to receive a Redemption Amount equal to or greater than the $10.00 original public offering price per unit. If the level of the Index declines or does not increase sufficiently, you will receive less, and possibly significantly less than the $10.00 original public offering price per unit. If the level of the Index is unchanged from the Starting Value to the Ending Value, on the maturity date, you will incur a loss of approximately 8.15% due to the effect of the sales charge and the Index Adjustment Factor.

Investing in Frontier Markets carries certain risks such as high volatility, low transparency and low liquidity. As a result, the Notes are only appropriate for investors with a high risk tolerance and a long term investment horizon

The return on the Notes will be affected by factors affecting the value of the Index Securities such as the exchanges on which the Index Securities are listed and the markets in which issuers of the Index Securities conduct business. Frontier Markets are generally more volatile, less transparent and less liquid than both foreign and domestic developed markets, and are expected to be affected by market developments in different ways than developed markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings (if any) in companies in the relevant Frontier Markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about Frontier Market companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission or other developed market companies subject to the reporting requirements of the respective developed market regulatory authority. Additionally, accounting, auditing and financial reporting standards and requirements in Frontier Markets can differ substantially from those applicable to U.S. companies and other developed market reporting companies.

The prices and performance of securities of companies in Frontier Markets, including the Index Securities, are likely to be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets, the Index Securities and, as a result, your return on the Notes. Moreover, the relevant Frontier Market economies may differ favorably or unfavorably from the United States or other developed market economies in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

An investment in the Notes is only appropriate for investors with a high risk tolerance and a long term investment horizon.

The level of the Index is expected to affect the trading value of the Notes

We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Index, as reduced by the Index Adjustment Factor, exceeds or does not exceed the Starting Value. Further, because the trading value and perhaps the final return on your Notes is dependent on factors in addition to the level of the Index, including our credit rating, an increase in the level of the Index will not reduce other investment risks related to the Notes.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Index

In the ordinary course of their businesses, our affiliates may express views on expected movements in the Index Securities and these views are sometimes communicated to clients who participate in these shares. However, these views are subject to change from time to time. Moreover, other professionals who deal in equity markets may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Index Securities from multiple sources and should not rely on the views expressed by our affiliates.

You will not be entitled to exercise voting rights or ownership rights with respect to the Index Securities, and your return will not reflect the return of owning the Index Securities

You will not have voting rights or other ownership rights in the Index Securities, and your return on the Notes will not reflect the return you would realize if you actually owned the Index Securities. The calculation agent will calculate the amount payable to you on the maturity date by reference to the Ending Value. The Ending Value reflects the prices of the Index Securities, as reduced by the deductions and charges described above under “—Your investment may result in a loss”, taking into consideration any relevant withholding amounts on dividends paid on the Index Securities.

The yield to the maturity date of the Notes will not necessarily produce the same yield as that of other investments with the same term which are based solely on the performance of the Index Securities. The level of the Index will reflect the deductions and charges described above under “—Your investment may result in a loss”, which will result in the return on an investment in the Notes being less than the return on a similar hypothetical investment in the Index Securities. The trading value of the Notes and final return on the Notes may also differ from the results of the Index for the reasons described below under “—Changes in our credit ratings may affect the trading value of the Notes”.

The Index was recently created and has a limited actual performance history

The Index was launched February 27, 2008 with a base value set to 100 as of February 21, 2008. Accordingly, there is no actual historical data on the Index prior to February 27, 2008. We have, however, included a table and a graph showing the hypothetical historical month-end closing levels of the Index from January 2003 through January 2008, and the actual month-end closing levels for February, March, April, May and June 2008. The information provided under “The Index—Hypothetical Historical Data on the Index” is hypothetical historical information based on certain assumptions, including an assumption that the Index Securities comprising the Index on February 27, 2008 comprised the Index from January 1, 2003 to February 26, 2008. Had the Index actually existed during this January 1, 2003 to February 26, 2008 period, the stocks initially constituting the Index are likely to have been different from those that constituted the Index as of February 26, 2008, and on a semi-annual basis the stocks composing the Index would have been subject to review, new stocks could have been added and other stocks could have been excluded, and stocks constituting the Index would have been subject to rebalancing. There can therefore be no assurance that the hypothetical historical information accurately reflects the performance of the Index had the Index been calculated during the relevant period. Any hypothetical historical upward or downward trend in the level of the Index during any period is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes.

The composition of the Index is controlled by the Index Committee and changes may affect the value of the Notes and the amount you receive on the maturity or upon exchange

The Index is overseen and managed by the Index Committee that reviews the Index Securities semi-annually. The Index Committee has a significant degree of discretion regarding the composition and management of the Index, including additions, deletions and the weightings of the Index Securities, all of which could affect the Index and, therefore, could affect the amount payable on the Notes on the maturity date or upon exchange and the market value of the Notes prior to the maturity date. The Index Committee does not have any obligation to take your needs into consideration when reweighting or making any other changes to the Index. You should realize that the changing of Index Securities may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Notes and, therefore, could adversely affect the amount payable on the Notes on the maturity date or upon exchange and the market value of the Notes prior to the maturity date. See the section entitled “The Index” in this pricing supplement for further information.

Changes in our credit ratings may affect the trading value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the level of the

Index between the Starting Value and the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for the Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Index.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date or the next applicable exchange notice period. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the original offering price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Index to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the Index Adjustment Factor of 1.50% per annum and the fact that the original offering price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. However, the Index Securities are traded in currencies other than United States dollars, and in accordance with the Index methodology, the levels of the Index Securities are converted into United States dollars. As a result, the amount payable on the Notes on the maturity date or upon exchange will depend in part on the relevant exchange rates.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Index Securities or futures or option contracts on the Index Securities or the Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Index Securities and, in turn, the level of the Index in a manner that would be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Index Securities. Temporary increases or decreases in the market prices of the Index Securities may also occur as a result of the purchasing or selling activities of other market participants. Consequently, the prices of the Index Securities may change subsequent to the Pricing Date, affecting the level of the Index and therefore the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Starting Value, the Ending Value and the Exchange Price, Redemption Amount and Exchange Amounts, and our subsidiary, MLI, is the Index Sponsor. The Index Sponsor calculates the Index levels, and must determine the level of the Index in the event of a substitution or unavailability of an Index Security. Under certain circumstances, MLPF&S and the Index Sponsor, as our subsidiaries and in their responsibilities as calculation agent for the Notes and Index Sponsor, could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a substitution or unavailability of an Index Security or discontinuance or unavailability of the Index. See the sections entitled “Description of the Notes—Payment at Maturity,” “—Adjustments to the Index,” “—Substitution of an Index Security” and “—Discontinuance of the Index” in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, as underwriter, will pay on an annual basis an additional 0.5% per unit as a trailing sales commission to its financial advisors whose clients purchased the Notes in the initial distribution and who continue to hold their Notes at the time of payment. MLPF&S may also from time to time pay such additional amounts to financial advisers whose clients purchased Notes in the secondary market and continue to hold those Notes. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the Notes. Please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or Exchange Amount, as applicable. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may presently or from time to time engage in business with one or more of the companies included in the Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, we or our affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. We do not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Index. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Index does not reflect any investment recommendations of we or our affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. Unless exchanged by you, the Notes will mature on July 3 , 2013. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59022Y519.

The Notes may be exchanged by you prior to the maturity date only on the dates indicated below, but are not otherwise subject to redemption by ML&Co. prior to the maturity date. See “—Exchange of the Notes Prior to the Maturity Date”.

ML&Co. will issue the Notes with a minimum investment of $10,000 and $10.00 integral multiples in excess thereof, each with a $10.00 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes and therefore you will not receive a minimum amount on the Notes at maturity or upon exchange.

Payment on the Maturity Date

Unless you have exchanged your Notes prior to the maturity date, on the maturity date you will be entitled to receive a cash payment, in United States dollars, per unit equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

The “Redemption Amount” per unit will be determined by MLPF&S, as calculation agent, and will equal:

$9.90 ×	(	Ending Value	)
Starting Value

Due to the liquidity and other trading characteristics of stocks in Frontier Markets, the Starting Value of the Index was determined based on a ten-day average of the closing levels of the Index immediately prior to the settlement date. As a result, the actual Starting Value was not determined until after the Pricing Date.

The “Starting Value” equals 95.41, the arithmetic average of the closing levels of the Index on the Calculation Days during the Initial Determination Period.

The “Initial Determination Period” was the ten scheduled Index Calculation Days immediately preceding the settlement date.

The “Pricing Date” was June 26, 2008, the third scheduled Index Calculation Day immediately preceding the settlement date.

For the purpose of determining the Redemption Amount, the “Ending Value” will be determined by the calculation agent and will equal the arithmetic average of the closing levels of the Index, as reduced by the Index Adjustment Factor, determined on the ten Calculation Days during the Calculation Period. We may calculate the Ending Value by reference to the closing levels of the Index on fewer than ten Index Calculation Days if there is a Market Disruption Event occurring on one or more scheduled Index Calculation Days during the Calculation Period. If a Market Disruption Event occurs on more than five scheduled Index Calculation Days during the Calculation Period, the calculation agent will determine the Ending Value by averaging (a) the levels of the Index on the Calculation Days during the Calculation Period (during which a Market Disruption Event did not occur) and (b) the levels of the Index determined by the calculation agent (or, if not determinable, estimated by the calculation agent in its sole discretion and in a manner which it considers commercially reasonable under the circumstances) on the final scheduled Index Calculation Day of the Calculation Period, regardless of the occurrence of a Market Disruption Event.

The “Calculation Period” means the ten scheduled Index Calculation Days from and including the eleventh scheduled Index Calculation Day before the maturity date to and including the second scheduled Index Calculation Day before the maturity date.

The level of the Index will reflect a 1.50% Index Adjustment Factor, an annual reduction that will be applied and accrued daily on the basis of a 360-day year to the benefit of MLPF&S. As a result of the Index Adjustment Factor, assuming that the level of the Index has not changed, the Ending Value will be approximately 7.23% less than the level of the Index had the Index Adjustment Factor not been applied.

A “Calculation Day” means any Index Calculation Day during the Initial Determination Period, the Calculation Period or the Exchange Calculation Period on which a Market Disruption Event has not occurred.

An “Index Calculation Day” means a day which is (a) an Index Business Day and (b) an Exchange Business Day.

An “Index Business Day” means a day (other than a Saturday and Sunday) on which commercial banks and foreign exchange houses are open for business in London.

An “Exchange Business Day” means any day upon which all the relevant Exchanges and Related Exchanges (as defined in the section entitled “The Index”) on which the Index Securities trade are open for trading during their respective regular trading sessions notwithstanding such Exchanges or Related Exchanges closing prior to their scheduled weekday closing time.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any of the primary exchanges on which the Index Securities trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the Ending Value or the Exchange Price (as defined below), and as a result, the calculation of the payment on the maturity date or upon exchange you will receive. See “—Payment on the Maturity Date” and “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to the Maturity Date

You may elect to exchange all or a portion of the Notes you own, in whole units, during any Banking Business Day that occurs during an Exchange Notice Period by giving notice as described below. An “Exchange Notice Period” means the period from and including the first calendar day of the month of June to and including 12:00 noon in The City of New York on the fifteenth calendar day of the month of June of 2009, 2010, 2011 and 2012. If the fifteenth calendar day of the applicable month of June is not a Banking Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Banking Business Day. The amount of the cash payment you receive per unit upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount per unit, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the Exchange Price.

The “Exchange Price” per unit will equal the arithmetic average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on the first three Calculation Days from and including the first scheduled Index Calculation Day to and including the fifth scheduled Index Calculation Day following the end of the applicable Exchange Notice Period (such period, the “Exchange Calculation Period”). If there are fewer than three Calculation Days during the Exchange Calculation Period, then the Exchange Price will be calculated by averaging (a) the levels of the Index on the Calculation Days during the Exchange Calculation Period (during which a Market Disruption Event did not occur) and (b) the level of the Index determined by the calculation agent (or, if not determinable, estimated by the calculation agent in its sole discretion and in a manner which it considers commercially reasonable under the circumstances) on the final scheduled Index Calculation Day during the Exchange Calculation Period regardless of the occurrence of a Market Disruption Event.

An “Exchange Date” will be the fifth scheduled Index Calculation Day following the end of the applicable Exchange Notice Period. The Exchange Amount will be paid three Banking Business Days after the Exchange Date.

The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to The Bank of New York Mellon, as successor trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Hypothetical Returns at Maturity

The following table illustrates for a range of hypothetical Ending Values of the Index:

•	the total amount payable on the maturity date of the Notes, and the total amount payable on a hypothetical investment in the Index Securities;

•	the total rate of return to holders of the Notes, and the total rate of return on a hypothetical investment in the Index Securities; and

•	the pretax annualized rate of return to holders of the Notes, and the pretax annualized rate of return on a hypothetical investment in the Index Securities.

The table assumes an initial investment of $10.00 in the Notes and an initial hypothetical investment of $10.00 in the Index Securities.

Hypothetical Returns Related to Strategic Return Notes based on the Index				Hypothetical Returns Related to an Investment in the Index Securities
Hypothetical Ending Value(1)	Redemption Amount At Maturity per Note(2)	Total Rate of Return on the Notes	Pretax Annualized Rate of Return on the Notes(3)	Hypothetical Average Closing Levels of the Index, equal to a Hypothetical Investment in the Index Securities(4)	Total Amount Payable on the Maturity Date per Unit	Total Rate of Return on the Index Securities	Pretax Annualized Rate of Return on the Index Securities(3)
17.70	$1.84	–81.45%	–31.17%	19.08	$2.00	–80.00%	–29.73%
35.41	$3.67	–63.26%	–19.06%	38.16	$4.00	–60.00%	–17.51%
53.11	$5.51	–44.89%	–11.57%	57.25	$6.00	–40.00%	–9.96%
70.81	$7.35	–26.52%	–6.07%	76.33	$8.00	–20.00%	–4.41%
88.52	$9.18	–8.15%	–1.69%	95.41	$10.00	0.00%	0.00%
89.41	$9.28	–7.23%	–1.49%	96.37	$10.10	1.01%	0.20%
95.41 (5)	$9.90	–1.00%	–0.20%	102.84	$10.78	7.79%	1.51%
96.37	$10.00	0.00%	0.00%	103.88	$10.89	8.88%	1.71%
106.22	$11.02	10.22%	1.95%	114.49	$12.00	20.00%	3.68%
123.92	$12.86	28.59%	5.09%	133.57	$14.00	40.00%	6.84%
141.63	$14.70	46.95%	7.85%	152.66	$16.00	60.00%	9.62%
159.33	$16.53	65.32%	10.31%	171.74	$18.00	80.00%	12.11%

(1)	The amounts specified in this column reflect the hypothetical average closing levels of the Index during the Calculation Period shortly before the maturity date, as reduced by the Index Adjustment Factor of 1.50% per annum, applied daily. The application of the Index Adjustment Factor assumes the level of the Index increases or decreases linearly each day from the Starting Value to the hypothetical Ending Value.
(2)	The amounts specified in this column reflect the deduction of the 1.00% sales charge.
(3)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from July 3, 2008 to July 3, 2013, the term of the Notes.
(4)	A hypothetical investment in the Index Securities is assumed to be equivalent to an investment in the Index, including the method and timing of reinvesting dividends. The hypothetical investment in the Index Securities presented in this column does not take into account transaction costs and taxes.
(5)	This is the Starting Value.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Index

If at any time the Index Sponsor makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in London, England, on each date that the closing level of the Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as reduced by the Index Adjustment Factor. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the Ending Value as described above under “—Payment at Maturity” or “—Exchange of the Notes Prior to the Maturity Date”, as applicable. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that the Index Sponsor discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on an Index Calculation Day,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the Index Sponsor discontinues publication of the Index before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were an Index Calculation Day. The calculation agent will arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10.00 original public offering price per unit, will be equal to the Redemption Amount per unit, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE INDEX

All the disclosure in this pricing supplement regarding the Merrill Lynch Frontier Index Total Return in USD (the “Index”), including without limitation its make-up, method of calculation and changes in its composition, is derived from information made available by MLI, the Index Sponsor, an affiliate of MLPF&S and ML&Co. This information reflects the policies of the Index Sponsor and is subject to change by the Index Sponsor at its discretion. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index.

General

The Index is intended to track the performance of a market segment that is referred to as the “Frontier Markets”, which include stocks of companies from Europe, the Middle East, Africa and Asia, and tracks the prices of the largest and most liquid stocks from those markets that can be traded by non-resident institutional investors. For purposes of the Index, a “Frontier Market” is a country with a developing economy and an undeveloped equity market, as determined by the Index Sponsor. The Frontier Markets currently comprise 17 countries, as listed below. Index Securities must meet certain minimum criteria related to market capitalization, liquidity and foreign ownership rules, and must be available to be traded by Foreign Institutions.

There is no guarantee that the Index Sponsor will continue to calculate and publish the Index and the Index Sponsor gives no representation or assurance, and is under no obligation or commitment, continue to do so at any point in the future. In the event of a discontinuation of the publication of the Index, the Index Securities may either remain static, i.e., no rebalancing will take place, or a successor publication may be chosen by the Index Sponsor in its sole and absolute discretion.

Selection of Index Securities

The composition of the Index will be reviewed twice a year, on the tenth Exchange Business Day (as defined below) of each February and August (each an “Index Review Date”). The Index review will be carried out by a committee of Index Sponsor analysts (the “Index Committee”). The Index Committee will identify stocks according to the methodology below.

The stocks included in the Index (the “Index Securities” and each, an “Index Security”) are from companies domiciled in Frontier Markets. The Index will comprise between 20 to 50 Index Securities on each Index Review Date. As of July 2, 2008, there were 49 Index Securities comprising the Index, in the following 17 Frontier Markets:

• Bahrain	• Lebanon	• Romania

• Croatia	• Morocco	• Slovenia

• Cyprus	• Nigeria	• United Arab Emirates

• Estonia	• Oman	• Ukraine

• Kazakhstan	• Pakistan	• Vietnam

• Kuwait	• Qatar

The above Frontier Markets may be subject to change by the Index Committee on subsequent Index Review Dates. In addition, the Index Committee has a significant degree of discretion regarding the composition and management of the Index. The Index may not include stocks of companies from every Frontier Market if no stocks of companies in the particular the particular Frontier Market qualifies as a Selection Pool Security. Further, the Index Committee has discretion to include as an Index Security stocks of companies in Frontier Markets that do not technically meet the definition of a Selection Pool Security by replacing the lowest ranked stocks to maximize country diversification as represented by the Index.

Selection Pool

“Selection Pool Securities” are stocks of companies in Frontier Markets that have the following characteristics, as determined by the Index Sponsor in its sole and absolute discretion:

(a)	Any foreign ownership limit must be greater than 15%, with sufficient room still available for further investment by Foreign Institutions;

(b)	a minimum liquidity of US$750,000 per trading day (on the relevant Exchange) averaged over a three month period; and

(c)	a minimum market capitalization of US$500 million, calculated by multiplying the number of outstanding shares by the latest Closing Price on the Index Review Date, and converting into United States dollars at the relevant Exchange Rate.

The “Closing Price” means in respect of any security, the official closing price of such security on the applicable Exchange on which such security trades at the close of trading on such Exchange on the Index Calculation Day for such security, as reported by such Exchange, converted (where applicable) into United States dollars.

“Foreign Institutions” are institutions (including the Index Sponsor) incorporated in a country other than a Frontier Market.

“Exchange” means, in respect of any security, any stock exchange on which that security is traded and/or any successor stock exchange or trading system on which that security is traded. In the event that a security is listed on more than one exchange or quotation system, the Index Sponsor shall in its sole and absolute discretion select the applicable exchange or quotation system for that security.

A “Related Exchange” means, in respect of a security, each exchange, quotation or market system on which options contracts and futures contracts relating to such security are traded, any successor to such exchange, quotation or market system or any substitute exchange, quotation or market system to which trading in futures or options contracts relating to the Index has temporarily relocated; provided that the Index Sponsor has determined that there is comparable liquidity relative to the futures or options contracts relating to the security on such temporary substitute exchange, quotation or market system as on the original Related Exchange.

If the Closing Price or any other stock price is to be converted into United States dollars from a given currency, the “Exchange Rate” for any Index Calculation Day means the most recently reported exchange rate for the relevant currency in which the price of the stock is quoted compared to the United States dollar, as reported by Bloomberg or any substitute information provider selected by the Index Sponsor in its sole and absolute discretion. If such exchange rate is not so reported on an Exchange Business Day, the Index Sponsor shall, in its sole and absolute discretion, determine the exchange rate having regard to then prevailing market conditions, the last published exchange rate and such other conditions that the Index Sponsor determines relevant in determining such exchange rate. The Index Sponsor shall not be obliged to monitor or review such actual rates of exchange or to make any such determination in any circumstances.

An “Index Calculation Day” means a day which is (a) an Index Business Day and (b) an Exchange Business Day.

An “Exchange Business Day” means any day upon which all the relevant Exchanges and Related Exchanges on which the Index Securities trade are open for trading during their respective regular trading sessions notwithstanding such Exchanges or Related Exchanges closing prior to their scheduled weekday closing time.

An “Index Business Day” means a day (other than a Saturday and Sunday) on which commercial banks and foreign exchange houses are open for business in London.

Inclusion and Exclusion of Index Securities in the Index

On any Index Review Date, the Index Sponsor will rank all of the Selection Pool Securities according to their Liquidity Adjusted Market Cap.

The “Liquidity Adjusted Market Cap” is the full market capitalization of a Selection Pool Security multiplied by the Liquidity Adjustment Factor. The “Liquidity Adjustment Factor” is calculated by sorting the Selection Pool Securities into deciles based on each Selection Pool Security’s ratio of its average daily volume over the prior three months (taking into account interbroker cross trades) to the number of shares outstanding (i.e. the volume-to-shares ratio). The Liquidity Adjustment Factor of a Selection Pool Security is then assigned based on the decile ranking of its volume-to-shares ratio. The decile with the highest volume-to-shares ratio will be assigned a Liquidity Adjustment Factor of 1.0, while the decile with the lowest volume-to-shares ratio will be assigned a Liquidity Adjustment Factor of 0.1.

The Index Sponsor will select the fifty Selection Pool Securities with the highest Liquidity Adjusted Market Cap for inclusion in the Index as of the corresponding Roll-Over Date(s) (as defined below), subject to inclusion of at least one Selection Pool Security from each of the countries and sectors represented in the Selection Pool Securities. Selection Pool Securities that are included in the Index from outside the top fifty by Liquidity Adjusted Market Cap in order to maximize country and sector diversification will replace the lowest ranked stocks in terms of Liquidity Adjusted Market Cap.

A “Roll-Over Date” is any Index Business Day, as determined by the Index Sponsor in its sole and absolute discretion. Adjustments to the Index may take place over more than one Index Business Day if an inclusion or exclusion takes place on an Index Business Day which is not also an Index Calculation Day.

Selection Pool Securities that are selected for inclusion in the Index (and that were not part of the Index prior to the relevant Index Review Date) shall be the “New Index Securities”, and Selection Pool Securities that are removed from the Index shall be “Excluded Index Securities”.

In addition, if the Index Sponsor becomes aware at any time that an Index Security is no longer eligible as a Selection Pool Security because it no longer meets the Selection Pool requirements described above, the Index Sponsor may exclude such Security from the Index outside of the scheduled Index Review Dates (each such excluded Index Security is also an Excluded Index Security and the day on which such determination is made is a “Special Review Date”). Under certain circumstances it may not be possible for the Index Sponsor to replace such Excluded Index Security with an alternative Selection Pool Security.

The exclusion of any such Excluded Index Security, and any replacement by a New Index Security, will take place on a Roll-Over Date, or in the case of exclusion of an Index Security outside the scheduled semi-annual Index Review Dates on the close of trading on the Index Calculation Day immediately following the Index Sponsor’s determination (any such date a “Special Roll-Over Date”). In addition the Index Sponsor may elect to include or exclude Index Securities over a number of days commencing on the Roll-Over Date or Special Roll-Over Date.

Upon the inclusion of any New Index Securities in the Index, or the removal of any Excluded Index Securities, the Index will be rebalanced as set out below under “—Calculating and Rebalancing the Index —Rebalancing the Index”.

Index Weights

The Index Securities will be weighted in accordance with their Liquidity Adjusted Market Cap, subject to a maximum of 10% weight for any one Index Security. Additionally, none of the regions (i.e., Africa, Asia, Middle East and Europe) will have more than a total of 50% weight in the Index on any Roll-Over Date.

Index Securities as of the relevant Roll-Over Date, exclude the Excluded Index Securities and include the New Index Securities as of such Roll-Over Date.

Number of Index Securities

The Index will aim to have no more than fifty and no less than twenty Index Securities at the time of the index review. Should the Selection Pool Securities consist of fewer than twenty (20) stocks, except as otherwise required below under “—Index Calculation during an Index Market Disruption Event”, the market capitalization (and subsequently liquidity) constraints set out above will be relaxed in order to ensure at least twenty Selection Pool Securities are available for inclusion in the Index.

Calculation and Rebalancing the Index

Index Calculation

The Index Sponsor will calculate and report the Daily Index Closing Value of the Index on each Index Calculation Day on Bloomberg page MLEIFONT <Index> (or any successor pages at its sole and absolute discretion).

The “Daily Index Closing Value” means, on each Index Calculation Day, the level of the Index as calculated and reported by the Index Sponsor on such Index Calculation Day, which shall be equal to the sum of all products of (a) the Number of Shares for each Index Security and (b) the Closing Price of each Index Security, converted into U.S. dollars at the applicable Exchange Rate.

The “Number of Shares” shall mean the number of shares of the Index Securities, and portions of shares of each Index Security, contained in the Index, rounded to the nearest one hundred millionth, as adjusted below.

Rebalancing the Index

On any Roll-Over Date on which New Index Securities are added or Excluded Index Securities are removed, the Index Sponsor, in its sole and absolute discretion, may, but shall not be obliged to, adjust the composition of the Index to (a) include the New Index Securities or exclude the Excluded Index Securities and (b) adjust the weight and Number of Shares of some or all of the Index Securities.

On any Roll-Over Date, to the extent that the Index Sponsor elects to make an adjustment to the composition of the Index, the Number of Shares for each Index Security shall be calculated as the Allocated Amount (as defined below) divided by the Closing Price of such Index Security on that Roll-Over Date.

It is possible that such an adjustment of the Index may take place over more than one Index Business Day, if such a day is not also an Index Calculation Day or if such adjustment would require more than a single Index Business Day for purposes of effecting or unwinding a potential hedge associated with the Notes. As a result of such adjustment, the Index may also contain cash balances instead of Index Securities until the next Index Calculation Day, if an Index Security has been excluded but the relevant adjustments can not be concluded on such Index Business Day.

“Allocated Amount” means an amount equal to the Liquidity Adjusted Market Cap on the relevant Index Review Date or Special Review Date (as applicable), divided by the Index Liquidity Adjusted Market Cap on such Index Review Date or Special Review Date.

The Allocated Amount of any Index Security will be capped at a maximum of 10% (including, for the avoidance of doubt, for any Index Security which could theoretically achieve a calculated Allocated Amount in excess of 10%, which would result in the Allocated Amounts of the remaining Index Securities to be adjusted on a pro rata basis).

Index calculation during an Index Market Disruption Event

If on any Index Calculation Day, there is an Index Market Disruption Event (as defined below), the Index Sponsor shall calculate the Daily Index Closing Value for that Index Calculation Day, using the value of the Index Security or Index Securities so affected by such Index Market Disruption Event which the Index Sponsor shall in its sole and absolute discretion calculate, having regard to then prevailing market conditions, the last reported trading price of such Index Security or Index Securities and such other conditions that the Index Sponsor, in its sole and absolute discretion, determines relevant on the valuation of the Index Security or the Index Securities. In addition, the Index Committee can change the rules of the Index to ensure that the Index remains relevant after a Market Disruption Event.

The adjustments referred to in this section do not cover all events that may affect the theoretical value of the Index. Accordingly, the Index Sponsor may, at is sole and absolute discretion, and where it considers it appropriate to reflect such changes, make additional adjustments to the weights, as applicable, the number and kind of Index Securities comprising the Index or the Closing Price of an Index Security to reflect changes occurring in relation to such Index Security or the Index.

“Index Market Disruption Event” means the occurrence or existence of (a) a disruption in trading in an Index Security or Securities, or related securities or (b) an Exchange Disruption (as defined below), which in either case the Index Sponsor determines is material in its sole and absolute discretion, at any time during the one hour period that ends at the relevant Valuation Time. Whether an Index Market Disruption Event exists at any time will be determined by the Index Sponsor in its sole and absolute discretion.

An “Exchange Disruption” is any event that disrupts or impairs (as determined by the Index Sponsor in its sole and absolute discretion) the ability of market participants in general (i) to effect transactions in, or obtain market values for any Index Securities, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to an Index Security or the Index on any relevant Related Exchange;

“Valuation Time” means, with respect to an Index Security, the close of trading on the relevant Exchange.

Index Sponsor

The Index Sponsor will employ the methodology described above and its determinations in the application of such methodology shall be final, except in the case of manifest error. While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that market, regulatory, juridical or fiscal circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification or change of such methodology.

In addition, the Index Sponsor may modify the Index without the consent of any person for the purposes of curing any ambiguity or correcting or supplementing any provision or replacing any information provider or information source set forth above or any previous information provider or source. The Index Sponsor has no responsibility or obligation to inform any person (including holders of any securities linked to the Index) about such modification, change or replacement. The Index Sponsor will make reasonable efforts to assure that such modifications, changes and replacements will result in a methodology that is consistent with the methodology described above.

Composition of the Index

Set forth in the table below are the names and ticker symbols of each of the Index Securities, its country, sector, and weight as of July 2, 2008.

Bloomberg Ticker	Name	Country	Sector	Currency	Weight
ADH MC Equity	Douja Prom Addoha	Morocco	Financial Services	MAD	2.47%
IAM MC Equity	Maroc Telecom	Morocco	Telecommunications	MAD	2.21%
INTERCON NL Equity	Intercontinental Bank PLC	Nigeria	Banks	NGN	3.09%
FIRSTBAN NL Equity	First Bank Of Nigeria PLC	Nigeria	Banks	NGN	3.29%
UBN NL Equity	Union Bank Nigeria PLC	Nigeria	Banks	NGN	1.57%
DANGSUGA NL Equity	Dangote Sugar Refinery PLC	Nigeria	Food & Beverage	NGN	1.14%
KMG LI Equity	Kazmunaigas Exploration -GDR	Kazakhstan	Oil & Gas	USD	6.27%
KKB LI Equity	Kazkommertsbank-OCT 06 REG S	Kazakhstan	Banks	USD	2.65%
OGDC PA Equity	Oil & Gas Development Co Ltd.	Pakistan	Oil & Gas	PKR	5.37%
MCB PA Equity	MCB Bank Limited	Pakistan	Banks	PKR	2.20%
NBP PA Equity	National Bank Of Pakistan	Pakistan	Banks	PKR	1.71%
PPL PA Equity	Pakistan Petroleum Ltd.	Pakistan	Oil & Gas	PKR	2.39%
SSI VN Equity	Saigon Securities Inc.	Vietnam	Financial Services	VND	0.23%
ADRSPA CZ Equity	Adris Grupa DD-PFD	Croatia	Personal & Household Goods	HRK	0.78%
BOC GA Equity	Bank Of Cyprus Ltd.	Cyprus	Banks	EUR	5.62%
MARFB GA Equity	Marfin Popular Bank Public C	Cyprus	Banks	EUR	3.73%
TAL1T ET Equity	Tallink Group Ltd.	Estonia	Travel & Leisure	EUR	0.38%
SNP RO Equity	SNP Petrom SA	Romania	Oil & Gas	RON	1.14%
KRKG SV Equity	KRKA	Slovenia	Health Care	EUR	1.02%
PGZK UZ Equity	South Ore Mining & Processin	Ukraine	Basic Resources	UAH	0.38%
GFH KK Equity	Gulf Finance House EC	Bahrain	Banks	KWd	1.12%
ZAIN KK Equity	Mobile Telecommunications Co.	Kuwait	Technology	KWd	4.38%
KFIN KK Equity	Kuwait Finance House	Kuwait	Financial Services	KWd	3.50%
NBK KK Equity	National Bank Of Kuwait	Kuwait	Banks	KWd	2.97%
NIND KK Equity	National Industries Grp. Hold.	Kuwait	Construction & Materials	KWd	2.39%
AGLTY KK Equity	The Public Warehousing Co. KS	Kuwait	Industrial Goods & Services	KWd	1.47%
KPROJ KK Equity	Kuwait Projects Co. Holdings	Kuwait	Financial Services	KWd	1.41%
GLOBAL KK Equity	Global Investment House KSCC	Kuwait	Financial Services	KWd	0.98%
ALQURAIN KK Equity	Al-Qurain Petrochemicals Co.	Kuwait	Chemicals	KWd	0.39%
ALSAFWA KK Equity	Al Safwa Group Co.	Kuwait	Retail	KWd	0.42%
SOLDA LB Equity	Solidere - A	Lebanon	Financial Services	USD	0.91%
BKMB OM Equity	Bank Muscat SAOG	Oman	Banks	OMR	0.56%
RNSS OM Equity	Renaissance Services SAOG	Oman	Oil & Gas	OMR	0.35%
QIBK QD Equity	Qatar Islamic Bank	Qatar	Banks	QAR	2.21%
CBQK QD Equity	Commercial Bank Of Qatar	Qatar	Banks	QAR	1.49%
MARK QD Equity	Masraf Al Rayan	Qatar	Banks	QAR	1.46%
QGTS QD Equity	Qatar Gas Transport (Nakilat)	Qatar	Industrial Goods & Services	QAR	1.35%
QIIK QD Equity	Qatar International Islamic	Qatar	Banks	QAR	1.19%
BRES QD Equity	Barwa Real Estate Co.	Qatar	Financial Services	QAR	1.68%
EMAAR UH Equity	Emaar Properties PJSC	U.A.E.	Financial Services	AED	6.27%
DFM UH Equity	Dubai Financial Market	U.A.E.	Financial Services	AED	3.83%
DPW DU Equity	Dp World Ltd.	U.A.E.	Industrial Goods & Services	USD	2.87%
FGB UH Equity	First Gulf Bank	U.A.E.	Banks	AED	2.77%
DANA UH Equity	Dana Gas	U.A.E.	Utilities	AED	1.23%
DIC UH Equity	Dubai Investments	U.A.E.	Financial Services	AED	1.30%
UPP UH Equity	Union Properties	U.A.E.	Financial Services	AED	1.64%
AIRARABI UH Equity	Air Arabia	U.A.E.	Travel & Leisure	AED	0.96%
ADCB UH Equity	Abu Dhabi Commercial Bank	U.A.E.	Banks	AED	0.88%
IAIC UH Equity	Islamic Arab Insurance Com.	U.A.E.	Insurance	AED	0.37%

Hypothetical Historical Data on the Index

The Index was launched on February 27, 2008 with a base value set to 100 as of February 21, 2008. Accordingly, there is no actual historical data on the Index prior to February 27, 2008. The following table sets forth the hypothetical historical closing levels of the Index at the end of each month in the period from January 2003 through January 2008. Closing levels for the months ended February, March, April, May and June 2008 are actual historical closing levels of the Index. The hypothetical historical information is based on certain assumptions, including the pro-forma composition of the Index and the weights of the Index Securities as of the launch date of the Index (i.e., assuming the Index Securities comprising the Index on February 27, 2008 comprised the Index from January 1, 2003 to February 26, 2008), and has otherwise been produced according to the current Index methodology. Had the Index actually existed during this January 1, 2003 to February 26, 2008 period, the stocks initially constituting the Index are likely to have been different from those that constituted the Index as of February 26, 2008, and on a semi-annual basis the stocks composing the Index would have been subject to review, new stocks could have been added and other stocks could have been excluded, and stocks constituting the Index would have been subject to rebalancing. There can therefore be no assurance that the hypothetical historical information accurately reflects the performance of the Index had the Index been calculated during the relevant period. We have provided this historical and hypothetical historical information to help you evaluate the behavior of the Index in various economic environments. This historical and hypothetical historical data on the Index is not necessarily indicative of how the Index will perform in the future or what the value of the Notes may be. Any hypothetical historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	6.93	11.15	20.09	49.16	58.84	94.13
February	6.92	11.89	23.32	51.66	60.91	99.69
March	7.03	12.27	24.02	49.35	65.52	93.38
April	7.83	13.15	26.56	51.09	69.20	98.89
May	8.28	13.52	26.75	46.80	76.95	96.98
June	8.42	14.23	31.64	47.39	77.56	93.84
July	8.72	14.34	30.61	48.94	79.84
August	9.17	14.41	34.93	52.49	77.32
September	9.49	14.97	39.28	53.19	80.63
October	9.53	15.54	41.73	56.46	90.48
November	9.89	17.01	44.33	53.78	91.32
December	10.52	18.57	46.56	56.18	96.75

The following graph sets forth the monthly hypothetical historical and monthly historical performance of the Index presented in the preceding table. Past movements of the Index are not necessarily indicative of future levels of the Index.

MERRILL LYNCH INTERNATIONAL, IN ITS CAPACITY AS INDEX SPONSOR, DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE INDEX AND/OR THE LEVEL AT WHICH THE INDEX STANDS OR WILL STAND, THE INDEX SECURITIES, OR THE WEIGHT OF ANY INDEX SECURITY AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE INDEX IS COMPILED AND CALCULATED BY MERRILL LYNCH INTERNATIONAL. HOWEVER, MERRILL LYNCH INTERNATIONAL SHALL NOT BE LIABLE (IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX NOR SHALL IT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

BLOOMBERG L.P. AND ITS AFFILIATES CANNOT AND DO NOT WARRANT AS TO THE ACCURACY, COMPLETENESS, CURRENTNESS, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OF THE INFORMATION FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO, THE ASSIGNMENT OF COMPANIES TO A REGIONAL INDUSTRY SECTOR AND THE CALCULATION OF THE INDEX. NEITHER BLOOMBERG L.P. NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO ANY INVESTOR OR ANYONE ELSE FOR ANY LOSS OR INJURY CAUSED IN WHOLE OR PART BY ITS NEGLIGENCE OR CONTINGENCIES BEYOND ITS CONTROL IN PROCURING, COMPILING, INTERPRETING, REPORTING OR DELIVERING SUCH INFORMATION. IN NO EVENT WILL BLOOMBERG L.P. OR ITS AFFILIATES BE LIABLE TO ANY INVESTOR OR ANYONE ELSE FOR ANY DECISION MADE OR ACTION TAKEN BY ANY INVESTOR IN RELIANCE ON SUCH INFORMATION OR FOR ANY CONSEQUENTIAL, SPECIAL OR SIMILAR DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BY ACCESSING THE INFORMATION, ANY INVESTOR ACKNOWLEDGES AND AGREES TO THE FOREGOING.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, entities that are classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. Neither ML&Co. nor Tax Counsel will attempt to ascertain whether any of the issuers of the Index Securities are passive foreign investment companies (“PFICs”). If any of the issuers of the Index Securities were to constitute PFICs, certain adverse U.S. federal income tax consequences could possibly result and prospective investors in the Notes should consult their own tax advisors in this regard. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on that sale or exchange and that U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the date of such sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income, gain or loss recognized with respect to the Notes would significantly differ from the timing and character of income, gain or loss described above. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or exchange of the Notes prior to the maturity date would generally be treated as ordinary income, and any loss would be generally treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

In addition to the potential applicability of the CPDI Regulations to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code should not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by that U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized and treated as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon a sale or exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized on the maturity date or upon the sale or exchange of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale or exchange, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations and tax treatments of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

We and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many employee benefit plan subject to ERISA, as well as many individual retirement accounts and Keogh plans (collectively, “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. In addition, under ERISA and regulations promulgated thereunder, we could become a fiduciary of ERISA Plans that acquire the securities. Accordingly, the securities may not be purchased, held or disposed of by any Plan, any entity (including an insurance company general account) whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan. Each purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or Plan Asset Entity.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions and other violations of ERISA, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan or Plan Asset Entity consult with their counsel regarding the restrictions described above. Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate these restrictions.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.’s obligation to pay the Redemption Amount or Exchange Amount, as applicable. In connection with this arrangement, this subsidiary will pay MLPF&S $.05 per unit as part of its underwriting fee.

For clients holding Notes in a MLPF&S investment advisory fee-based program, the Notes are considered excluded assets for purposes of calculating asset-based fee in the service. Clients in such accounts will be subject to mark-ups and/or mark-downs as commission changes in secondary purchases and sales of the Notes.

In addition to the compensation paid at the time of the original sale of the Notes, MLPF&S will pay on an annual basis an additional 0.5% per unit as a trailing sales commission to its financial advisors whose clients purchased the Notes in the initial distribution and who continue to hold their Notes at the time of payment. Also, MLPF&S may from time to time pay such additional amounts to financial advisors whose clients purchased Notes in the secondary market and continue to hold those Notes.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate, First Republic Securities Company, LLC, acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this pricing supplement and related prospectuses for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three Business Days from the Pricing Date, purchasers who wish to trade Notes more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

EXPERTS

The consolidated financial statements incorporated by reference in this pricing supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Allocated Amount	PS-20
Banking Business Day	PS-14
Calculation Day	PS-13
Calculation Period	PS-13
Closing Price	PS-18
Daily Index Closing Value	PS-19
Ending Value	PS-4
Exchange	PS-18
Exchange Amount	PS-4
Exchange Business Day	PS-13
Exchange Calculation Period	PS-14
Exchange Date	PS-14
Exchange Disruption	PS-20
Exchange Notice Period	PS-14
Exchange Price	PS-14
Exchange Rate	PS-18
Frontier Market	PS-1
Index	PS-1
Index Business Day	PS-13
Index Calculation Day	PS-13
Index Committee	PS-17
Index Sponsor	PS-3
Index Security	PS-3
Index Review Date	PS-17
Initial Determination Period	PS-4
Liquidity Adjustment Factor	PS-18
Liquidity Adjusted Market Cap	PS-18
Market Disruption Event	PS-13
Notes	PS-1
Number of Shares	PS-19
Pricing Date	PS-12
Redemption Amount	PS-12
Related Exchange	PS-18
Roll-Over Date	PS-18
Selection Pool Securities	PS-17
Starting Value	PS-4
Successor Index	PS-16
Valuation Time	PS-20

5,680,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Merrill Lynch Frontier Index Total Return in USD

due July 3, 2013

(the “Notes”)

$10.00 original public offering price per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

July 2, 2008

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.